                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to [SECTION] 240.14a-11(c) or [SECTION]
    240.14a-12

                      UNITED ASSET MANAGEMENT CORPORATION
                (Name of Registrant as Specified In Its Charter)

                      UNITED ASSET MANAGEMENT CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    4) Proposed maximum aggregate value of transaction:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                      UNITED ASSET MANAGEMENT CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 16, 1996

     The Annual Meeting of the Stockholders of United Asset Management Corporation (the "Company" or "UAM") will be held at The Ritz-Carlton Hotel, 15 Arlington Street, Boston, Massachusetts on Thursday, May 16, 1996 at 9:30 a.m., Eastern Daylight Savings Time, for the following purposes:

        (1) To fix the number of directors and elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

        (2) To approve Compensation Arrangements for Certain Executive
            Officers;

        (3) To approve the selection of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending December 31, 1996; and

        (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 20, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, this meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to vote at the meeting or at any adjournment thereof. A list of stockholders entitled to vote will be kept at the principal offices of the Company at One International Place, Boston, Massachusetts 02110 for a period of 10 days prior to the meeting.

     The business matters enumerated above are discussed more fully in the accompanying Proxy Statement. Whether or not you plan to attend the meeting, we urge you to study the Proxy Statement carefully and then fill out, sign and date the enclosed Proxy. Please mail your Proxy promptly in the enclosed return envelope, which requires no postage if mailed in the United States. If you do plan to attend the meeting, please so indicate in the box provided on the enclosed Proxy.

                                            By Order of the Board of Directors,


                                            JOHN C. VINCENT, JR.
                                            Secretary

March 25, 1996

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                      UNITED ASSET MANAGEMENT CORPORATION

                            ONE INTERNATIONAL PLACE

                          BOSTON, MASSACHUSETTS 02110

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 16, 1996

     The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of United Asset Management Corporation (the "Company" or "UAM") to be voted at the Annual Meeting of Stockholders to be held on Thursday, May 16, 1996 and at any adjournment thereof (the "Meeting").

     It is expected that copies of the Notice of Meeting, this Proxy Statement and the enclosed Proxy card will be mailed on approximately March 25, 1996 to each stockholder entitled to vote at the Meeting. UAM's Annual Report to Stockholders for the fiscal year ended December 31, 1995 accompanies this proxy statement.

                             ELECTION OF DIRECTORS

     The persons named as proxies in the accompanying Proxy card intend (unless authority to vote therefor is specifically withheld) to vote to fix the number of directors for the ensuing year at 12, and to vote for the election of the 12 persons named below, being the nominees of the present Board, as directors to hold office until the next Annual Meeting and until their respective successors are elected and qualified. If any of the nominees becomes unavailable to serve as a director, the persons named as proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

NOMINEES FOR ELECTION AS DIRECTORS

     Information regarding each nominee is presented below.

     Mr. Norton H. Reamer, age 60, is the founder of UAM and has been its President, Chief Executive Officer, and a director since its inception in 1980. Mr. Reamer is also Chairman, President and a director of UAM Funds, Inc., UAM Funds Trust and AEW Commercial Mortgage Securities Fund, Inc., each of which is an investment company, and a trustee or director in the Eaton Vance Group of Funds, which consists of over 70 investment company portfolios. He is also a trustee of Radcliffe College and of Union College.

     Mr. John F. McNamara, age 54, joined UAM as Executive Vice President in 1992 and was elected a director in July of that year. In 1994, he was named Chief Operating Officer. Prior to joining UAM, he served since 1990 as Managing Director and Chief Executive Officer of Baring America Asset Management Co., the U.S. investment management subsidiary of Baring Brothers, a London-based investment management firm.

     Mr. Harold J. Baxter, age 49, has served as Chairman and Chief Executive Officer of Pilgrim Baxter & Associates, one of UAM's subsidiaries, for more than the past five years. He is also the chairman of the board of directors of the PBHG Funds, Inc., an investment company.

     Mr. John K. Dwight, age 51, has served as President of Dwight Asset Management Company, one of UAM's subsidiaries, for more than the past five years. Mr. Dwight is also a director of Eastern Bancorp. and the Shelburne Museum.

     Mr. Robert J. Greenebaum, age 78, retired as Treasurer of Inland Steel Company in 1981. Since then, he has been a business consultant. Mr. Greenebaum is Chairman and a director of Selected American Shares, Inc., Selected Special Shares, Inc., and the Selected Capital Preservation Trust Series Funds, and is a director of the Blue Chip Value Fund, each of which is an investment company. He has been a director of UAM since 1982.

     Professor Jay O. Light, age 54, has been a professor at the Harvard Business School for more than five years and previously served as a Senior Associate Dean. His special areas of concentration are capital markets and investment management. From 1977 to 1979, Professor Light was the Director of Investment Policies at the Ford Foundation. Professor Light is also a director of Harvard Management Company, Inc. and a trustee of the College Retirement Equity Fund (CREF). Professor Light has been a director of UAM since 1987.

     Mr. David I. Russell, age 53, has been an independent financial consultant since 1989. Prior to 1989, he was a director of Warburg Securities, part of S.G. Warburg & Co., an international securities brokerage and investment banking group, and a director of S.G. Warburg & Co., Inc., a U.S. subsidiary of S.G. Warburg & Co. He has been a director of UAM since 1981.

     Mr. Philip Scaturro, age 57, is an Executive Vice President and a Managing Director of Allen & Company Incorporated, an investment banking firm. He has been with Allen & Company Incorporated as an Executive Vice President and Managing Director for more than the past five years. Mr. Scaturro is also a director of Savoy Pictures Entertainment, Inc. and Intrenet, Inc. He has been a director of UAM since 1981.

     Mr. John A. Shane, age 63, has for more than the past five years been President of Palmer Service Corporation, a venture capital management company. Mr. Shane is also a director of Arch Communications Group, Inc., Eastern Bank, Summa Four, Inc. and Gensym Corporation and a trustee of the TNE Fund Group. He has been a director of UAM since 1981.

     Ms. Barbara S. Thomas, age 49, is an independent financial and media consultant. Prior to December 1994, she was Director, Business and Legal Affairs, for News International plc. Prior to joining News International, Ms. Thomas served as a Managing Director of the investment banking firm Cramer Rosenthal McGlynn, Inc. from 1990 to 1993. From 1986 to 1990, she served as Senior Vice President and Group Head of The International Private Banking Group at Bankers Trust Company. From 1980 to 1983, she served as a Commissioner of the Securities and Exchange Commission. She has been a director of UAM since 1993.

     Mr. C. Giles H. Weaver, age 49, has served as Managing Director of Murray Johnstone Limited, one of UAM's subsidiaries, since 1993. From 1990 to 1993 he served as Chief Investment Officer of Murray Johnstone. Mr. Weaver is also a director of Helical Bar Plc.

     Mr. John S. Williams, age 42, has been a Principal of Barrow, Hanley, Mewhinney & Strauss, Inc., one of UAM's subsidiaries, for more than the past five years.

     Each of the nominees except Messrs. Baxter, Dwight, Weaver and Williams is presently serving as a director and was elected to that position at the 1995 Annual Meeting. It is the policy of UAM's Board of Directors to nominate for election to the Board each year several principals of its subsidiaries and to rotate these seats on the Board annually among such firms. Messrs. Baxter, Dwight, Weaver and Williams are currently being nominated for these seats.

     The Board of Directors met 10 times during 1995 and acted by unanimous consent on five occasions. The Board of Directors has appointed an Audit Committee and a Compensation Committee, both of which are reappointed annually. The Audit Committee, consisting of Mr. Shane, Chairman, Mr. Greenebaum, Mr. Scaturro and Ms. Thomas, met four times in 1995, and has recommended to the Board of Directors the selection of Price Waterhouse to serve as the Company's independent accountants for the year ending December 31, 1996. The Compensation Committee, consisting of Mr. Scaturro, Chairman, Mr. Shane and Mr. Light, met four times to consider directors' and officers' compensation and other related matters. It also acted by unanimous consent 42 times in 1995 in granting stock options under UAM's stock option plans.

DIRECTORS' FEES

     Outside directors (that is, directors other than those employed by UAM or one of its subsidiaries) receive an annual fee of $24,000, plus $5,000 for each regular meeting of the Board of Directors attended and an additional fee of $5,000 for attendance at the Company's Annual Planning Meeting of the Board of Directors. Each member of either the Audit or Compensation Committee of the Board receives an additional $8,000 annual fee.

     Pursuant to the terms of the Company's 1994 Eligible Directors Stock Option Plan (the "Directors Option Plan"), each director who is not an officer or employee of the Company or one of its subsidiaries and who is not eligible to participate under any other Company stock-related plan and who is then serving as a director (an "Eligible Director") is granted 5,000 non-incentive stock options on the 30th day following the Annual Meeting of Stockholders of UAM during the term of the Directors Option Plan. The exercise price per share for these options is the fair market value on the date of the grant. Options granted to Eligible Directors are exercisable in full beginning six months after the date of grant and terminate after five years. Such options generally cease to be exercisable six months after an Eligible Director ceases to be a director. In addition, each Eligible Director is entitled under the Directors Option Plan to elect on a semi-annual basis to receive discounted stock options in lieu of all or any portion of the annual retainer fee payable to such director with respect to such six-month period. Discounted options are exercisable at 75% of the market value of common stock, $.01 par value, of the Company ("Common Stock") on the grant date. The number of shares of Common Stock under option will equal the amount of the cash retainer fee foregone divided by 25% of the market value of the Common Stock on the date of grant.

     As required by the Securities and Exchange Commission ("SEC") Rules under
Section 16(a) of the Securities Exchange Act of 1934, the Company reports that Forms 3 for Messrs. Haldeman, Kommerstad and Lardner, a Form 4 with respect to an option exercise by Mr. Lardner, and a Form 5 with respect to a gift of shares by Mr. Scaturro were filed after their respective due dates.

CERTAIN TRANSACTIONS

     During 1995, Mr. David I. Russell served as a consultant to the Company for an annual fee of $250,000. He will continue to serve in such capacity during 1996 pursuant to a consulting agreement.

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

     The executive officers of the Company are elected by the Board of Directors and hold office until the first meeting of the Board of Directors following the Annual Meeting. Norton H. Reamer is the Company's President and Chief Executive Officer and John F. McNamara is an Executive Vice President and the Chief Operating Officer. Certain information concerning their respective backgrounds is presented above under Nominees for Election as Directors. The other executive officers of the Company are:

     Mr. William H. Park, age 48, joined UAM as Vice President in 1982 and was named Senior Vice President and Treasurer in 1985 and Executive Vice President and Chief Financial Officer in 1994. Mr. Park is also a Vice President of UAM Funds, Inc., UAM Funds Trust, and AEW Commercial Mortgage Securities Fund, Inc., each of which is an investment company.

     Mr. Franklin H. Kettle, age 38, joined UAM in September 1986 and was named Vice President in December of that year; Senior Vice President in 1991; and Director of Corporate Development in 1994.

     Mr. Charles H. Salisbury, age 55, joined UAM as a Senior Vice President in 1994. For more than four years prior to joining UAM, he was a Managing Director of T. Rowe Price Associates.

     Mr. William B. Budd, age 60, joined UAM as a Senior Vice President in 1989. Prior to joining UAM, he had been with Chemical Investment Management Company, Inc., where he served as Managing Director in charge of fixed-income investments.

     Mr. George D. McClelland, age 49, joined UAM as a Senior Vice President in 1994. Prior to joining UAM, he worked as a consultant and served briefly as Chief Administrative Officer of Kendall Square Research Corp. in October 1993. Prior to that, he held various management positions at subsidiaries and divisions of Fidelity Investments, including Managing Director of Fidelity Capital from April 1992 to January 1993, and Managing Director of Fidelity International, Ltd. and President of Audit Operations and Analysis from February 1990 to April 1992.

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table on page 4 shows all compensation paid for services rendered during the past three years to the chief executive officer of the Company and each of the Company's four other most highly compensated executive officers (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                           ALL OTHER
                                                                       LONG-TERM          COMPENSATION
                                         ANNUAL COMPENSATION      COMPENSATION AWARDS         (1)
                                        ---------------------     -------------------     ------------
                                                                       NUMBER OF
                                                                   SHARES UNDERLYING
NAME AND PRINCIPAL POSITION     YEAR     SALARY       BONUS         OPTIONS GRANTED
---------------------------     ----    ---------    --------     -------------------
Norton H. Reamer.............   1995     $800,000    $638,000            34,000              $58,844
President, Chief Executive      1994      770,000     456,000            29,200               58,844
Officer and Director            1993      720,000     417,200            27,700               38,844

John F. McNamara.............   1995      700,000     510,400            50,000               54,458
Executive Vice President,       1994      670,000     364,800            50,000               55,580
Chief Operating Officer         1993      620,000     357,600            50,000               34,350
and Director

William H. Park..............   1995      480,000     319,000            18,000               53,451
Executive Vice President        1994      450,000     182,400            15,500               55,055
and Chief Financial Officer     1993      400,000     178,800            15,200               33,675

Franklin H. Kettle...........   1995      370,000     581,958            18,400               51,371
Senior Vice President and       1994      340,000     305,738            13,100               51,948
Director of Corporate           1993      290,000     188,838            13,200               32,135
Development

William B. Budd..............   1995      330,000     501,958            17,300               58,844
Senior Vice President           1994      310,000     305,738            12,400               58,844
                                1993      290,000     188,838            13,200               38,844

---------------
(1) Includes Company-paid life insurance premiums, Company contributions to the individual's profit sharing retirement plan account and Company contributions to the individual's Deferred Compensation Plan account, respectively, in the following amounts for the year ended December 31, 1995:
    Mr. Reamer, $8,844, $22,500 and $27,500; Mr. McNamara, $4,458, $22,500 and
    $27,500; Mr. Park, $3,451, $22,500 and $27,500; Mr. Kettle, $1,371, $22,500
    and $27,500; and Mr. Budd, $8,844, $22,500 and $27,500.

STOCK OPTIONS

     The Company has in effect two stock option plans, the UAM 1994 Stock Option Plan (the "Stock Option Plan") and the Directors Option Plan, pursuant to which an aggregate of 3,200,000 shares of common stock, $.01 par value, of the Company ("Common Stock") have been reserved for issuance to directors and executive officers and other key employees of the Company and its subsidiaries who have substantial responsibility for the Company's management and growth. As of March 15, 1996, an aggregate of 1,558,599 shares of Common Stock remained available for issuance under those plans. The tables on pages 4 and 5 show information relating to grants of options to, and the exercise of options under the Stock Option Plan and former stock option plans of the Company by, the Named Executive Officers during the year ended December 31, 1995, as well as information relating to the unexercised options held by the Named Executive Officers as of December 31, 1995.

                            OPTION GRANTS IN 1995(1)

                            NUMBER OF
                              SHARES                                 EXERCISE                        GRANT
                            UNDERLYING       PERCENT OF TOTAL         OR BASE                         DATE
                             OPTIONS        OPTIONS GRANTED TO         PRICE       EXPIRATION       PRESENT
NAME                         GRANTED         EMPLOYEES IN 1995       PER SHARE        DATE          VALUE(2)
----                        ----------      ------------------       ---------     ----------       --------
Norton H. Reamer........      34,000                3.88%              $36.00       1/24/2000       $359,553
John F. McNamara........      50,000                5.70                36.00       1/24/2000        528,755
William H. Park.........      18,000                2.05                36.00       1/24/2000        190,352
Franklin H. Kettle......      18,400                2.10                36.00       1/24/2000        194,582
William B. Budd.........      17,300                1.97                36.00       1/24/2000        182,949

---------------
(1) The per share option exercise price in the table is the fair market value of the Common Stock on the date of the grant. All options are exercisable 25% a year over a period of four years. The Company's Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which has authority to determine the key employees and executive officers of the Company and its subsidiaries to whom, and the terms and conditions at which, options will be granted under the Stock Option Plan.

(2) The Company has used the Black-Scholes Model for option pricing to calculate present value as of the date of the grant. This Model relies on the following assumptions, which may prove to be inaccurate in the future: stock price volatility of .2731; dividend yield of 2.89%; risk-free rate of return of 7.80%; and exercise date of January 24, 2000. The Model also assumes a liquid market for options, although the options awarded under the Company's plans may not be transferred. Further, exchange-traded options may be exercised immediately; however, the Company's options are subject to certain vesting rules. For these reasons, the Company believes that the Model may overstate the value of the options it awards. Their actual value, if any, will depend on the market price of the Company's Common Stock on the date of exercise.

                          AGGREGATED OPTION EXERCISES
                 IN 1995 AND OPTION VALUES AT DECEMBER 31, 1995

                                                                   NUMBER OF
                                                                    SHARES
                                                                  UNDERLYING            VALUE OF
                                                                  UNEXERCISED         UNEXERCISED
                                                                  OPTIONS AT          IN-THE-MONEY
                                                                 DECEMBER 31,          OPTIONS AT
                                                                     1995         DECEMBER 31, 1995(1)
                                                                ---------------   --------------------
                                   SHARES ACQUIRED    VALUE      EXERCISABLE/         EXERCISABLE/
              NAME                   ON EXERCISE     REALIZED    UNEXERCISABLE       UNEXERCISABLE
              ----                 ---------------   --------   ---------------   --------------------
Norton H. Reamer.................        6,854       $140,507    63,900/ 75,000    $  750,775/$240,713
John F. McNamara.................           --             --   112,500/137,500     1,212,500/ 662,500
William H. Park..................       16,000        352,000    38,850/ 40,350       477,416/ 132,572
Franklin H. Kettle...............       12,000        241,500    28,625/ 37,075       335,306/ 117,819
William B. Budd..................           --             --    30,451/ 35,449       372,556/ 115,206

---------------
(1) An "In-the-Money" option is an option for which the option price of the underlying stock is less than the December 31, 1995 market price; the value shown reflects stock price appreciation since the date of the granting of the option.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors continues to have primary responsibility for analyzing the compensation of executive officers of the Company, establishing and, when appropriate, revising performance goals for executive officers, making recommendations to the full Board of Directors with respect to such compensation, and administering the Company's stock option plans.

     In recommending salaries for the Company's President and Chief Executive Officer and the other executive officers for the year ended December 31, 1995, the Compensation Committee considered the overall performance of the Company, particularly in terms of revenues, earnings, earnings per share, Operating Cash Flow (net income plus amortization and depreciation), assets under management and breadth of operations; the contribution of each officer to such performance; the responsibilities of each officer and the increase in those responsibilities during the year as a result of the Company's continued growth; the importance of individual executive officers to the future growth and profitability of the Company; the performance of the Company's subsidiaries during 1995 and the contribution of each executive officer to such performance; cash compensation levels of competitors in the industry (these competitors are included in the peer group index appearing in the performance graph on page 7 hereof); and the success of the management team in achieving the Company's short-term and long-term goals. Although all of such factors were considered by the Committee in exercising its judgment as to compensation levels for the President and the other executive officers, no precise formula has been used to weight the relative importance of such factors. Based on publicly available information, the Committee believes that cash compensation of the President and the other executive officers for 1995 was at or near the median of the range of cash compensation paid by the Company's competitors in the industry. In allocating compensation between salary, bonuses and stock options, the Committee sought to provide appropriate balance between current salary and performance-related compensation, and long-term incentives.

     The President's compensation for 1995 reflected the overall improved performance of the Company as evidenced by the growth in Operating Cash Flow, revenues and earnings over the past year, and the increase in assets under management. It also reflected the number and quality of acquisitions completed, and the growing responsibility of the President in overseeing the successful operation of an increasing portfolio of affiliated firms and recently organized support entities. Although the Compensation Committee considered all of such factors in determining the President's compensation, it did not apply any precise formula to weight the relative importance of such factors.

     Bonus payments to executive officers for the year ended December 31, 1995 were based entirely on the Company's performance. Bonuses for 1995 for executive officers with broad executive and operating responsibilities were calculated by multiplying a fixed amount (for example, for the executive officers named in the Summary Compensation Table, $200,000 for Mr. Reamer, $160,000 for Mr. McNamara, $100,000 for Mr. Park and $25,000 for Mr. Kettle) by the excess of the Company's Operating Cash Flow per share each quarter over $.50. The Company's Operating Cash Flow per share for the year ending December 31, 1995 was $5.20 calculated on the same basis as earnings per share. The Compensation Committee and the Board of Directors of the Company consider Operating Cash Flow per share to be the most important basis for measuring the value of the Company to its stockholders. Bonuses for executive officers with primary responsibility for acquisitions (Messrs. Kettle and Budd) were based on the annualized amount of base revenue sharing that is expected to accrue to the Company for acquisitions completed during the year. Such base revenue sharing was approximately $61,594,000 in 1995. Mr. Kettle's bonus is based in part on the cash flow formula and in part on the acquisition formula, as described above. For 1996, the Cash Flow Bonus multipliers for certain officers named above have been increased to the following: Mr. Park, $110,000 and Mr. Kettle, $75,000.

     The Revenue Reconciliation Act of 1993 included a provision that established a limit for the deduction of compensation paid by public companies to certain executive officers. However, it also provided that amounts paid pursuant to a performance-based compensation arrangement and any revisions to such arrangement, in each instance when approved by stockholders, are deductible even if they result in total compensation over the limit. One policy behind this provision is to encourage public companies to tie compensation of key executives to verifiable criteria of performance for the company and to promote stockholder participation in approving such compensation arrangements. The Compensation Committee believes that the previously approved bonus arrangements described above, as modified in the manner described for 1996 executive officer compensation, continue to appropriately align compensation of UAM's executives to key measures of value to stockholders and are of the type that the tax provisions are intended to encourage. As contemplated by such provisions, the Board is submitting for shareholder approval the material terms of these revised arrangements.

     The Company's Compensation Committee based option grants to executive officers of the Company for the 1995 fiscal year on the relative base salaries and bonuses of such officers of the Company, without any adjustment for the size of previous option grants to any of them, except for the options granted to Mr. McNamara, which were included in his compensation package when he joined the Company. Because the Company's stock option awards are based on salary and bonuses, which are in turn based on the factors set forth above, its stock option awards are indirectly based on those same factors.

     During 1995, the Compensation Committee undertook a thorough review of executive compensation, and particularly compensation of senior management. These deliberations resulted in the adoption of guidelines for 1996 executive compensation that are intended to provide greater emphasis on performance-related cash bonuses and equity compensation in the form of stock options.
The Committee also initiated UAM Stock ownership guidelines for senior management (Messrs. Reamer, McNamara, Park and Kettle) to be phased in over five years beginning in 1996.

                                            Compensation Committee

                                            Philip Scaturro, Chairman
                                            Jay O. Light
                                            John A. Shane

                           COMPANY STOCK PERFORMANCE

     Set forth below is a line graph comparing, over a five-year period commencing December 31, 1990 (the "Commencement Date"), the total return on the Company's Common Stock with the cumulative total return of companies in the Standard & Poor's 500 Stock Index and an asset management industry composite, a self-constructed peer group index (the "Indexes"). This graph assumes a common starting point of $100 invested on December 31, 1990. Total return for the Company's Common Stock as well as for the Indexes is determined on a yearly basis by adding (a) the cumulative amount of dividends from the Commencement
Date to the end of the year in question (assuming dividend reinvestment) and (b) the difference between the share price at the Commencement Date and at the end of such year, the sum of which is then divided by the share price at the Commencement Date.

   CUMULATIVE TOTAL RETURN FOR THE FIVE-YEAR PERIOD ENDING DECEMBER 31, 1995

                                   [GRAPH]
  MEASUREMENT PERIOD
(FISCAL YEAR COVERED)         UAM          S&P 500       PEER GROUP
1990                        100.00          100.00          100.00
1991                        191.66          130.34          189.32
1992                        193.24          140.25          210.01
1993                        265.60          154.32          284.49
1994                        248.02          156.42          239.43
1995                        265.70          214.99          340.82

* Includes Alliance Capital Management L.P., Atalanta Sosnoff Capital Corp., Bull & Bear Group, Inc., Colonial Group, Inc. (included through 1994 only, as this company was acquired by Liberty Financial Companies, Inc. in 1995), Dreyfus Corp. (included through 1993 only, as this company was acquired by Mellon Bank Corp. in 1994), Duff & Phelps Corp. (included through 1994 only, as this company merged with a unit of Phoenix Home Life Mutual Insurance Company in 1995), Eaton Vance Corp., Franklin Resources, Inc., New England Investment Companies, Inc. (formerly Reich & Tang L.P.), Oppenheimer Capital, L.P., The Pioneer Group, Inc., T. Rowe Price Associates, and PIMCO Advisors, L.P. (formerly Thomson Advisory Group L.P.).

                               VOTING SECURITIES

     Only the record holders of shares of Common Stock of the Company at the close of business on March 20, 1996 may vote at the Meeting. Each share of Common Stock is entitled to one vote on the matters to be voted upon at the Meeting.

     On March 15, 1996 there were 30,401,182 shares of Common Stock issued and outstanding. The following table sets forth certain information, as of March 15, 1996, with respect to the beneficial ownership of UAM's Common Stock (i) by each person or entity that is known by UAM to own beneficially more than 5% of its Common Stock, (ii) by each of UAM's directors and nominees, (iii) by the Named
Executive Officers and (iv) by all of UAM's executive officers and directors as a group. Unless otherwise noted, the persons or entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by each of them, subject to community property laws, where applicable. Under the heading "Number of Shares Issuable" are listed (and under the heading "Total" are included) shares issuable within 60 days of the date of this Proxy Statement upon the exercise of warrants or stock options owned by the party indicated. The percentage owned is calculated with respect to each party by treating its issuable shares as outstanding, in accordance with rules of the Securities and Exchange Commission.

BENEFICIAL OWNERSHIP OF COMMON STOCK

  NAME OF BENEFICIAL OWNER (AND ADDRESS OF          NO. OF ISSUED   NO. OF SHARES
      OWNER OF MORE THAN FIVE PERCENT)                 SHARES         ISSUABLE        TOTAL      PERCENT
  ----------------------------------------          -------------   -------------     -----      -------
Norton H. Reamer(1).............................      1,126,156          64,875     1,191,031      3.91%
Tiger Management Corp.(2).......................      2,677,200              --     2,677,200      8.81
  101 Park Avenue
  New York, NY 10178
FMR Corp.(3)....................................      1,765,800              --     1,765,800      5.81
  82 Devonshire Street
  Boston, MA 02109
Harold J. Baxter(4).............................             --         329,655       329,655      1.07
John K. Dwight(4)...............................             --         110,759       110,759       *
Richard A. Englander(5).........................         17,501          16,793        34,294       *
Robert J. Greenebaum(6).........................         15,338          20,231        35,569       *
Charles E. Haldeman, Jr.(5).....................         36,132          22,500        58,632       *
Robert M. Kommerstad(4)(5)......................        217,834         107,312       325,146      1.07
M. Thomas Lardner(5)............................             --             992           992       *
Jay O. Light....................................          6,000          22,594        28,594       *
John F. McNamara................................          4,000         175,000       179,000       *
David I. Russell................................          7,000          19,000        26,000       *
Philip Scaturro(7)..............................         45,932          21,413        67,345       *
John A. Shane(8)................................         16,200          16,000        32,200       *
Barbara S. Thomas...............................          1,000          16,594        17,594       *
C. Giles H. Weaver..............................         16,843           2,075        18,918       *
John S. Williams................................         10,001          16,413        26,414       *
William H. Park(1)..............................        100,253          36,150       136,403       *
Franklin H. Kettle(1)...........................         27,325          30,050        57,375       *
William B. Budd(1)..............................         16,488          29,426        45,914       *
All UAM Executive Officers and Directors as a
  Group (17 Persons)............................      1,643,659         630,705     2,274,364      7.33

---------------

 *  Indicates less than 1%

(1) Does not include amounts allocated to the named security holder's account in the UAM Deferred Compensation Plan as notional shares. Mr. Reamer, Mr. Park and Mr. Budd each hold 1,536 of such notional shares. Mr. Kettle holds 311 of such notional shares.

(2) The named security holder reported having shared voting power and shared dispositive power with respect to all such shares as of February 29, 1996.

(3) The named security holder has sole dispositive power with respect to all such shares and sole voting power with respect to 1,000 of such shares as of December 31, 1995.

(4) The named security holder is a former owner of a UAM subsidiary, and as such received (directly or indirectly) a portion of the purchase price paid in connection with such transaction in UAM Common Stock or warrants to purchase shares of UAM Common Stock. The security holder had no connection with UAM prior to such acquisition.

(5) The named security holder is a current director of UAM who is not standing for reelection.

(6) Includes 7,200 shares owned by Mr. Greenebaum's wife, as to which Mr. Greenebaum disclaims beneficial ownership.

(7) Does not include 1,116,194 shares of Common Stock owned by entities affiliated with Allen Holding Inc., of which Mr. Scaturro is an Executive Vice President and Managing Director. Also does not include 7,500 shares of Common Stock owned by the Philip Scaturro Foundation, of which Mr. Scaturro is President, Treasurer and Trustee. Mr. Scaturro disclaims beneficial ownership of all such shares.

(8) Includes 1,132 shares of Common Stock owned by Palmer Service Corporation, of which Mr. Shane is President.

           APPROVAL OF REVISED COMPENSATION ARRANGEMENTS FOR CERTAIN EXECUTIVE OFFICERS FOR PURPOSES OF INTERNAL REVENUE CODE SECTION 162(m)

     Under applicable provisions of The Revenue Reconciliation Act of 1993, public companies are not allowed to deduct for income tax purposes annual compensation paid to certain executive officers in excess of $1,000,000 per executive unless such excess is paid pursuant to an arrangement tied to performance and approved by stockholders. Under a bonus arrangement used by UAM's Compensation Committee for the past several years and revised for 1996, it is possible that the total compensation payable to Messrs. Reamer, McNamara, Park and Kettle in 1996 and thereafter will exceed such limitation. In order to ensure the full deductibility of compensation paid to such officers under the revised arrangement, the Company is seeking stockholder approval thereof.

     Discretionary bonuses under the arrangement as revised would be made in the manner described in the Compensation Committee Report beginning on page 5 above. The cash bonus for each individual would be calculated by multiplying (i) the excess of the Company's Operating Cash Flow per share for each fiscal quarter in the year for which the bonus is being calculated over $.50 by (ii) a factor of $200,000 for Mr. Reamer; $160,000 for Mr. McNamara; $110,000 for Mr. Park; and $75,000 for Mr. Kettle. In addition, Mr. Kettle participates in the Company's acquisition bonus program, which is calculated by multiplying (i) the annualized amount of base revenue sharing which is expected to accrue to the Company for acquisitions completed during the year by (ii) a factor of .0050.

     The Compensation Committee will certify in writing after the end of each fiscal year whether and to what extent the performance goal for the prior year has been met and award appropriate cash bonuses. The Compensation Committee has so certified and awarded for 1995 with respect to Messrs. Reamer, McNamara, Park and Kettle. The Compensation Committee has the discretion to reduce the amount of the bonus awarded to any individual, or to award bonuses on some other basis, if the Committee determines such action is appropriate, given the circumstances. If, however, a bonus is awarded based on some other arrangement that has not been approved by the stockholders, the Company would not be allowed to deduct for tax purposes any payments in excess of the limitation. The cash bonuses earned by Messrs. Reamer, McNamara, Park and Kettle in the fiscal year ending December 31, 1995 are listed in the Summary Compensation Table on page 4.

VOTE REQUIRED

     Approval of the revised compensation arrangements described above for purposes of Internal Revenue Code Section 162(m) requires the affirmative vote of the holders of at least a majority of the shares of Common Stock present or represented at the meeting and voting thereon. See "Quorum and Voting Procedures" below. The Board of Directors recommends a vote FOR approval of such compensation. Unless there is a change in the material terms of the arrangements, including a change in the performance goals or the payment formula, such compensation arrangements will not be resubmitted to the stockholders for another vote for five years.

                      SELECTION OF INDEPENDENT ACCOUNTANTS

     Upon the recommendation of its Audit Committee, the Board of Directors has selected the firm of Price Waterhouse LLP ("Price Waterhouse") as independent accountants of the Company for the year ending December 31, 1996, subject to ratification by vote of the holders of a majority of the shares of Common Stock voting thereon at the Annual Meeting. A representative of Price Waterhouse, which served as independent accountants for 1995, is expected to be present at the Meeting, with the opportunity to make a statement if he or she desires to do so, and to be available to respond to appropriate questions.

     The persons named as proxies in the accompanying form of Proxy intend (unless specific contrary instructions are given) to vote for ratification of the selection of Price Waterhouse as independent accountants for the 1996 fiscal year.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company at its offices at One International Place, Boston, Massachusetts 02110 no later than November 22, 1996 in order to be considered for inclusion in the Proxy Statement and form of Proxy relating to that meeting.

                          QUORUM AND VOTING PROCEDURES

     The By-laws of the Company (the "By-laws") provide that a majority of the shares of Common Stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at a meeting of stockholders of the Company. Shares of Common Stock represented by a properly signed and returned proxy are considered as present at the Meeting for purposes of determining a quorum. Abstentions are counted as present for purposes of determining the existence of a quorum.

     Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, however, brokers may vote these shares in their discretion, depending on the type of proposal involved. However, the New York Stock Exchange can preclude brokers from exercising their voting discretion on certain proposals. Absent specific instructions from the beneficial owner in such case, the broker may not vote on that proposal. This results in what is known as a "broker non-vote" on such a proposal. In the event of a broker non-vote with respect to any issue coming before the Meeting, the Proxy will nonetheless be counted as present for purposes of determining the existence of a quorum. The effect of broker non-votes on each agenda item is described below.

     The vote required for the election of directors is the affirmative vote of a plurality of the shares present or represented at the Meeting and entitled to vote thereon. Unless authority to vote for any director is withheld in the Proxy, votes will be cast in favor of election of the nominees listed herein. Votes withheld from election of directors will be excluded entirely from the vote and will have no effect.

     The vote required for approval of the Compensation Arrangements for Certain Executive Officers is the affirmative vote of a majority of the shares of Common Stock present or represented at the Meeting and voting thereon. Neither abstentions as to this proposal nor broker non-votes will count as votes cast "for" or

"against" this proposal and accordingly, they will not be included in calculating the number of votes necessary for approval of this proposal. Brokers have discretionary authority to vote on this proposal.

     If a properly signed Proxy is returned to the Company by a stockholder of record and is not marked, it will be voted in accordance with the Board's recommendations on all proposals.

     The Board of Directors knows of no business which will be presented for consideration at the Meeting other than that shown above. However, if any other proper business should come before the Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the Proxies in respect to any such business in accordance with their best judgment. Matters with respect to which the enclosed form of Proxy confers such discretionary authority are as follows: (i) matters which the Board of Directors does not know are to be presented at the Meeting as of a reasonable time before the mailing of this Proxy Statement; (ii) approval of the minutes of the prior meeting of stockholders, such approval not constituting ratification of the action taken at such meeting; (iii) election of any person as a director if any of the nominees named herein is unable to serve or for good cause will not serve; and (iv) matters incident to the conduct of the Meeting.

     Any stockholder giving a Proxy in the accompanying form retains the power to revoke it, by appropriate written notice to the Secretary of the Company or by the giving of a later-dated Proxy, at any time prior to the exercise of the powers conferred thereby. Attendance in person at the Meeting will not itself be deemed to revoke a Proxy unless the stockholder gives an affirmative notice at the Meeting that the stockholder intends to revoke the Proxy and to vote in person.

     The shares represented by the Proxy will be voted as directed by the stockholder giving the Proxy.

IF NO CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED (1) TO FIX THE NUMBER OF DIRECTORS AT 12 AND TO ELECT THE PERSONS NAMED UNDER "ELECTION OF DIRECTORS"; (2) TO APPROVE THE COMPENSATION ARRANGEMENTS FOR CERTAIN EXECUTIVE OFFICERS; (3) TO APPROVE THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS FOR 1996; AND (4) IN THE DISCRETION OF THE PROXYHOLDER AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

                                 OTHER MATTERS

     The cost of preparing, assembling and mailing the proxy material will be borne by the Company. In addition to the use of the mails, certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain Proxies. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and to request instructions for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection therewith.

                                            JOHN C. VINCENT, JR.
                                            Secretary

                      UNITED ASSET MANAGEMENT CORPORATION
                    MEETING OF STOCKHOLDERS - MAY 16, 1996

 P               THIS PROXY IS BEING SOLICITED ON BEHALF OF THE
 R         BOARD OF DIRECTORS OF UNITED ASSET MANAGEMENT CORPORATION
 O
 X          The undersigned stockholder in United Asset Management Corporation
 Y (the "Company") hereby appoints Norton H. Reamer, John F. McNamara, and William H. Park, and each of them, attorneys, agents and proxies, with power of substitution to each, to vote all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Ritz-Carlton Hotel, 15 Arlington Street, Boston, Massachusetts on May 16, 1996 at 9:30 a.m., Eastern Daylight Savings Time, and any adjournments thereof.

            Also to vote and act upon any other business which may properly come before the meeting or any adjournment thereof.

            The shares represented by this proxy will be voted as directed by the undersigned.

        IF NO CONTRARY INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS LISTED ON THE REVERSE SIDE AND IN FAVOR OF PROPOSALS 2 AND 3.

                      (PLEASE SIGN AND DATE ON REVERSE)
                                                               ----------------
                                                               SEE REVERSE SIDE
                                                               ----------------

/ X / Please mark
      votes as
      in this example.

1. To fix the number of persons constituting the full Board of Directors at twelve and to elect the following nominees as Directors: Harold J. Baxter, John K. Dwight, Robert J. Greenebaum, Jay O. Light, John F. McNamara, Norton H. Reamer, David I. Russell, Philip Scaturro, John A. Shane, Barbara S. Thomas,
C. Giles H. Weaver and John S. Williams.

      FOR   /  /      WITHHELD   /  /
      all             from all
   nominees           nominees
                                           MARK HERE IF YOU PLAN    /  /
                                           TO ATTEND THE MEETING


                                           MARK HERE FOR ADDRESS    /  /
                                           CHANGE AND NOTE BELOW


     /  /
    ---------------------------------
    FOR all nominees except as noted.
    to withhold authority to vote for any individual nominee, print that nominee's name above


2. To approve the compensation                        FOR    AGAINST   ABSTAIN
arrangements for certain executive officers as        /  /     /  /     /  /
described in the Company's Proxy Statement.


3. To approve the selection of Price                  FOR    AGAINST   ABSTAIN
Waterhouse LLP as independent accountants             /  /     /  /     /  /
of the Company for the current fiscal year ending December 31, 1996


Please sign exactly as your name is printed hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give title.


Signature:                                                  Date
          --------------------------------------------------    --------------

Signature:                                                  Date
          --------------------------------------------------    --------------